Exhibit 99.1

Nephros Announces Preliminary Financial Results for Fourth Quarter and Fiscal Year 2020

Anticipates $2.3 Million Revenue in Fourth Quarter, $8.5 Million in Full-Year;
Quarterly Revenue Grew 9% Sequentially Over Third Quarter; Full Year Revenue Declined 17%

SOUTH ORANGE, NJ, January 12, 2021 – Nephros, Inc. (Nasdaq: NEPH), a commercial-stage company (“Nephros”) that develops and sells high performance water purification products and pathogen detection systems to the medical and commercial markets, today announced preliminary financial results for the fiscal year ended December 31, 2020.

Revenues for the quarter ended December 31, 2020 are expected to be approximately $2.3 million, a sequential increase of approximately 9% over the quarter ended September 30, 2020, and a decrease of approximately 27% compared with the same quarter in 2019. Full-year 2020 revenues are expected to be approximately $8.5 million, a decrease of approximately 17% compared to the year ended December 31, 2019.

“As we have referenced previously, COVID-19’s impact on our revenues was significant in 2020, particularly with respect to new customer acquisition, emergency outbreak response, and hotel and restaurant sales,” said Andy Astor, President and CEO of Nephros. “As the world has begun to adapt to the pandemic, however, our revenues have consistently improved, with sequential quarter-over-quarter gains in both Q3 and Q4. We are optimistic that this trend will continue as we enter 2021, and that our return to high growth rates will be associated with broad vaccine distribution in the coming months.”

Nephros ended the year with approximately $8.3 million in cash on a consolidated basis.

About Nephros, Inc.

Nephros is a commercial-stage company that develops and markets high performance water purification products and pathogen detection systems for medical and commercial markets.

Nephros ultrafilters are used in hospitals, medical clinics, and commercial facilities to retain bacteria – including Legionella and other pathogens – and viruses from water, providing an important aid in infection control for showers, sinks, and ice machines. Nephros ultrafilters are also used in dialysis centers to aid in the removal of endotoxins and other biological contaminants from water and bicarbonate concentrate in hemodialysis machines.

Nephros pathogen detection systems, including the PluraPath™, SequaPath™, and DialyPath™ systems, provide data on waterborne biological content to medical and water quality professionals. Our products integrate Nephros ultrafilters with quantitative polymerase chain reaction (qPCR) technology to deliver actionable water pathogen information in real time.

Nephros commercial filters, including AETHER™ brand filters, improve the taste and odor of water, and reduce scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit its website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’s expected revenue for the quarter ended December 31, 2020 and the fiscal year ended December 31, 2020, its anticipated revenue trends, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, particularly the continued impact of the COVID-19 pandemic on the U.S. economy, and the availability of financing or other capital when needed. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 863-6519

ksmith@pcgadvisory.com

Andy Astor, CEO

Nephros, Inc.

andy@nephros.com

(201) 345-0824